Exhibit 11



                                ACTEL CORPORATION



                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

               (unaudited, in thousands except per share amounts)



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

                                                                  Three Months Ended          Nine months Ended

                                                              -------------------------   -------------------------

                                                               Sept. 29,      Oct. 1,      Sept. 29,      Oct. 1,

                                                                  1996          1995          1996          1995

                                                              -----------   -----------   -----------   -----------


Primary:



Average common shares outstanding.........................         17,889        17,425        17,778        17,329

Convertible preferred stock...............................          2,632         2,632         2,632            --

Net effect of dilutive stock options and warrants.........            954         1,025           941            --

                                                              -----------   -----------   -----------   -----------

Shares used in computing net income (loss) per share......         21,475        21,082        21,351        17,329

                                                              ===========   ===========   ===========   ===========

Net income (loss).........................................    $     3,905   $     2,935   $    10,788   $    (5,010)

                                                              ===========   ===========   ===========   ===========

Net income (loss) per share...............................    $      0.18   $      0.14   $      0.51   $     (0.29)





Fully diluted:



Average common shares outstanding.........................         17,889        17,425        17,778        17,329

Convertible preferred stock...............................          2,632         2,632         2,632            --

Net effect of dilutive stock options and warrants.........          1,234         1,105         1,213            --

                                                              -----------   -----------   -----------   -----------

Shares used in computing net income (loss) per share......         21,755        21,162        21,623        17,329

                                                              ===========   ===========   ===========   ===========

Net income (loss).........................................    $     3,905   $     2,935   $    10,778   $    (5,010)

                                                              ===========   ===========   ===========   ===========

Net income (loss) per share...............................    $      0.18   $      0.14   $      0.50   $     (0.29)

                                                              ===========   ===========   ===========   ===========

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